Exhibit 10.16

Maryellen Valaitis	2 Penn Plaza
Senior Vice President	12th Floor
Human Resources	New York, NY 10121-2298
212 904 3621 Tel
maryellen_valaitis@mcgraw-hill.com

February 25, 2013

Peter Cohen

Dear Peter,

I am extremely pleased to confirm our employment offer to you to join McGraw-Hill Education as President for our School Education Group. In this position, you will report directly to Lloyd Waterhouse, CEO. Your initial base salary will be $550,000.00 (USD), which equates to a semi-monthly payment of $22,916.67. This position is Fair Labor Standards Act (FLSA) exempt. As was agreed, your official start date will be in the month of April 2013. A specific hire date will be determined once you provide notice to your current employer.

In addition, at the end of each quarter you are employed by us on the last day of the quarter, you will receive with 15 days of the following month a special bonus in the amount of $25,000 not to exceed $100,000 in a calendar year. Such special bonus will not be used to calculate your annual bonus, your severance or any benefit provided by the Company.

Subject to any required approvals, your annual target bonus for performance year 2013 will be 65% of base salary with an upside potential of 130%, subject to the attainment of financial and strategic objectives, and subject to your being employed by McGraw-Hill Education on the Plan payout date. Further details will be provided once available. We will guarantee your 2013 bonus at the minimum of $357,500 (65% of base) payable in March 2014.

We will establish a special four (4) year bonus plan for you that will permit you to earn up to $             at the end of four (4) years if you achieve specified performance goals and are employed by us at that time. Payment of the special four (4) year bonus plan will be prorated based on performance achievement.

In this role you are entitled to four (4) weeks paid vacation time.

You will be eligible for 12 months’ severance. Details will be provided to you once available.

You will also be eligible to participate in the McGraw-Hill Education Long Term Incentive Program with 40 basis points. The Long Term Incentive Program will have a four (4) year vesting period and payment will be prorated based on performance achievement. Details will be provided to you once available. As you know, McGraw-Hill Education is being bought by Apollo Global Management LLC and the McGraw-Hill Education Long Term Incentive Program, as well as the severance pay plan, is still being developed. It is expected that you will be treated under both plans in the same manner as other employees of similar rank (subject to certain extra severance for very long-term employees). It is also expected that both plans will have noncompete, nonsolicitation and other restrictive covenants. These documents are being negotiated and, once you are free of your prior employment, you will be part of the senior management team negotiating these provisions.

You will be eligible to receive all benefits routinely made available to all McGraw-Hill Education employees at comparable levels, and you will be subject to all applicable policies of McGraw-Hill Education.

Please note that your offer of employment with McGraw-Hill Education is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling Infosystems Inc. The investigation will include employment and education verification, as well as a criminal history and credit review.

This offer does not guarantee your employment with McGraw-Hill Education for a specific length of time. Therefore, neither you nor McGraw-Hill Education is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time, subject only to the terms of this letter.

Under the Immigration Reform and Control Act of 1986, you must provide proof of your identify and eligibility to work in the United States within the first three days of your employment.

By agreeing below, you represent and warrant to us that you have no restrictions on your activities from current or former employers (other than confidentiality) that would limit you joining us or in the performance of your duties for us.

You will keep confidential and not disclose to any person other than your spouse, your accountant, your financial advisor and your lawyer the economic provisions of your employment arrangements.

Peter, we are all pleased about your joining the management team here at McGraw-Hill Education. There will be many challenges ahead of you, and we are all confident that you have the background and expertise required to attain our growth objectives. If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. You should return the signed letter to me at by March 15, 2013.

Sincerely,

/s/ Maryellen Valaitis

Maryellen Valaitis

Signed and agreed to on this

1 day of March, 2013

/s/ Peter Cohen
Peter Cohen